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                                                                    Exhibit 3.1

                        CERTIFICATE OF AMENDMENT (No. 7)
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CONCORD CAMERA CORP.

                             DATED: November 2, 2006

         The undersigned corporation, Concord Camera Corp., having adopted an amendment to its Certificate of Incorporation pursuant to N.J.S. 14A:7-15.1 in connection with a share combination, hereby certifies as follows:

         1. NAME. The name of the corporation is CONCORD CAMERA CORP. (the "Corporation").

         2. BOARD RESOLUTION ADOPTION DATE. The date of adoption by the Board of Directors of the Corporation of the resolutions approving the share combination and this related amendment to the Certificate of Incorporation was October 26, 2006.

         3. EFFECT OF AMENDMENT. This amendment to the Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of capital stock of the Corporation and will not result in the percentage of authorized shares that remain unissued after the share combination exceeding the percentage of authorized shares that were unissued before the share combination.

         4. AFFECTED SHARES. The class of shares subject to the share combination is the common stock of the Corporation. The number of shares subject to the share combination is 30,925,180 shares of common stock. Each share of common stock issued as of November 17, 2006 (including treasury shares and shares held in trust) shall be reduced, or combined, into one-fifth (1/5th) of one share of common stock.

         5. AMENDMENT. The Certificate of Incorporation is amended to decrease the number of authorized shares of common stock from 100,000,000 shares, without par value, to 20,000,000 shares, without par value. In connection therewith, Article THIRD, paragraph (a), of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

            (a) The aggregate number of shares of Common Stock which this corporation shall have authority to issue is Twenty Million (20,000,000) shares without par value."

         6. EFFECTIVE DATE. This amendment to the Certificate of Incorporation shall be and become effective at 12:01 a.m., New York time, on November 21, 2006.

         IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate to be executed on its behalf by its duly authorized officer as of the date first above written.

                           CONCORD CAMERA CORP.


                             By: /s  Ira B. Lampert
                                 -----------------------------------
                                 Ira B. Lampert, Chairman, Chief Executive
                                 Officer and President